Exhibit 99.1

News

For Immediate Release

EP Energy Reports Third Quarter 2017 Results On Track With 2017 Targets; Announces Senior Leadership Changes

HOUSTON, TEXAS, November 1, 2017— EP Energy Corporation (NYSE:EPE) today reported third quarter 2017 financial and operational results and changes in the company’s senior leadership.

Third Quarter 2017

•      45.1 thousand barrels of oil production per day (MBbls/d)

•      $72 million net loss / $159 million Adjusted EBITDAX

•      Maintained 2017 oil and equivalent production and capital guidance despite Hurricane Harvey impacts

•      Highest quarterly production in Wolfcamp since program’s inception at 12.6 MBbls/d of oil and 29.9 thousand barrels of oil equivalent per day (MBoe/d)

•      Completed Wolfcamp bolt-on acquisitions in Upton County for approximately $29 million in total YTD

•      Achieved cash operating costs at lower end of guidance ranges

•      Maintained liquidity of $934 million as of September 30

•      Affirmed Reserve-Based Loan Facility (RBL) borrowing base value at $1.4 billion in October

“In the third quarter, we continued to execute in each capital program and are on track to achieve our 2017 goals,” said Brent Smolik, chairman, president and chief executive officer of EP Energy Corporation. “The company is well positioned in three core areas with a demonstrated track record of execution.  Looking forward, we are also announcing several leadership changes. I thank all of the leaders and team members that helped us to reach this juncture and welcome the new leadership team to the company.”

Senior Leadership Changes

EP Energy is announcing a change in senior leadership. Effective today, Brent Smolik and several other officers including Clay Carrell — EVP and COO, Joan Gallagher — SVP, HR & Administrative Services, and Marguerite Woung-Chapman — SVP and General Counsel will begin transitioning their respective responsibilities to new management team members and then depart the organization.

Russell Parker will become President and CEO of EP Energy once the company files its Form 10-Q for the third quarter.  He will be leading a new streamlined management structure with new team leaders —Chad England (Operations), Ray Ambrose (Engineering & Subsurface), Mark Hargis (G&G) and Pete Addison (Land and Admin). The new team will also include current leaders — Kyle McCuen (Interim CFO), Frank Olmsted (CAO) and Dennis Price (Marketing). These key changes are an initial step in moving from an asset-based to a function-based organization. This new structure will enable greater flexibility in allocating capital and resources to specific assets, while continuing the company’s focus on cost reduction. During the transition, the team will finalize comprehensive plans for moving to a function-based organizational structure, while reviewing 2018 capital allocation options and refining the overall long-term strategy.

Effective November 2, 2017, the Board of Directors has appointed Mr. Alan Crain as Chairman of the Board of EP Energy.

“The board is pleased that Russell and other new members are joining the EP Energy team,” said Mr. Crain. “The new team has a record of success in energetically implementing creative solutions to address challenges facing oil and gas operators. With the 2018 planning process about to occur, now is the optimal time for this transition.”

“I’m very excited to be joining EP Energy, with its excellent asset base, and to be entrusted with the opportunity to team with the company’s outstanding people to take on the challenges that face us,” said Mr. Russell Parker.

EP Energy, will continue to operate safely and efficiently while moving expeditiously through the transition. The company thanks the departing management team members for their dedication to building a foundation of quality execution, capital program performance and a high-graded portfolio. With all employees continuing to embrace the core values of EP Energy, the company will build on this foundation and thrive.

Third Quarter Results

EP Energy reported a $(0.29) diluted net loss per share and a $(0.12) adjusted loss per share for the third quarter of 2017.  Reported net loss was $72 million for the third quarter of 2017, down from $43 million net loss in the third quarter of 2016.  Adjusted EBITDAX for the third quarter of 2017 was $159 million, down from $250 million in the third quarter of 2016 due primarily to $118 million less of hedge settlements in 2017 versus 2016, partially offset by higher production volumes and higher realized pricing on physical sales.

Operating expenses for the third quarter of 2017 were $237 million, down from $249 million in the third quarter of 2016, or $31.79 per Boe for the third quarter of 2017 versus $33.95 per Boe in the third quarter of 2016.  Adjusted cash operating costs were $110 million for the third quarter of 2017, up from $107 million in the third quarter of 2016. For the third quarter of 2017, adjusted cash operating costs per unit were $14.73 per Boe, up from $14.50 per Boe for the third quarter of 2016 due primarily to higher lease operating expenses, partially offset by lower general and administrative costs and lower third party commodity purchases.   Adjusted cash operating costs in the third quarter 2017 included an accrual relating to a contractual commitment and termination charge of approximately $0.43 per Boe in the quarter.

Total capital expenditures in the third quarter of 2017 were $162 million, including $27 million of acquisition capital. In the third quarter of 2017, the company completed 40 gross wells compared to 30 gross wells in the third quarter of 2016.  Average daily oil production was 45.1 MBbls/d in the third quarter of 2017, up slightly from 45.0 MBbls/d in the third quarter of 2016.  Total equivalent production was 81.0 thousand barrels of oil equivalent per day (MBoe/d) in the third quarter, up from 79.6 MBoe/d in the same period last year.

Note: See Disclosure of Non-GAAP Financial Measures section of this release for applicable definitions and reconciliations to GAAP terms.

Liquidity and Liability Management

As previously announced, the company executed open-market repurchases of $101 million in July at a discount to face value. The company expects to reduce annualized interest expense as a result of these debt repurchases.

In October, EP Energy successfully completed its semi-annual borrowing base redetermination for its RBL Facility.  The value of the facility was renewed at $1.4 billion, essentially in-line with the previous value.

EP Energy continues to prioritize balance sheet improvements and maintaining a strong liquidity position, which was $934 million as of September 30, 2017.  The company ended the quarter with approximately $4.0 billion of debt.

Eagle Ford Program

In the third quarter of 2017, EP Energy did not complete any wells in its Eagle Ford program and produced 20.0 MBbls/d of oil, a 17 percent decrease compared with the third quarter of 2016. Total equivalent production for the third quarter of 2017 was 32.9 MBoe/d.  The lower production was driven by fewer well completions and the impact from Hurricane Harvey.  As previously announced, third quarter production was reduced by approximately 0.9 MBoe/d, including 0.3 MBbls/d of oil, as a result of Hurricane Harvey.

In the third quarter, the company continued to reduce base production decline rates.  The company’s realized pricing also improved in the third quarter of 2017 as compared with the third quarter of 2016, driven by higher LLS-based pricing.

During the third quarter, EP Energy had one drilling rig active in the Eagle Ford.  The company continues to improve returns and operational efficiencies in the program.

Wolfcamp Program

In the third quarter of 2017, EP Energy significantly increased activity in its Wolfcamp program and produced record quarterly oil and total equivalent volumes.  In the third quarter of 2017, the company completed 32 gross wells (19.5 net wells) and produced 12.6 MBbls/d of oil, a 35 percent increase compared with the third quarter of 2016.  Total equivalent production for the third quarter of 2017 was 29.9 MBoe/d.   Production volumes were up compared to previous periods due to higher activity levels.

Also, the company completed several bolt-on acquisitions in Upton County which added current production and future drilling locations.  These acquisitions totaled approximately $29 million ($27 million in the third quarter and $2 million in the second quarter) and included approximately 3,600 net acres in Upton County with gross oil production of 300 Bbls/d.  The transactions added approximately 60 future drilling locations and enabled the company to extend approximately 20 short lateral locations to long lateral locations.

EP Energy expects continued production increases in the fourth quarter of 2017 and will reduce the number of expected completions as a result of substituting development capital for acquisition capital, higher cost inflation and a slightly higher mix of non-joint venture wells.

Altamont Program

In the third quarter of 2017, EP Energy completed 8 gross wells (3 net wells) in its Altamont program and produced 12.5 MBbls/d of oil, a 7 percent increase compared with third quarter of 2016. Total equivalent production for the third quarter of 2017 was 18.2 MBoe/d, up 8 percent from the third quarter of 2016.

In the third quarter of 2017, realized pricing for Altamont production volumes was 94 percent of WTI as a result of improved contract terms and local market conditions as compared to 92 percent of WTI in the same 2016 period.

EP Energy had two joint venture drilling rigs active in the Altamont during the third quarter and continued to benefit from its successful recompletion program. For the remainder of 2017, the company expects to run two joint venture drilling rigs and continue its recompletion program.

Multi-year Commodity Hedge Program

EP Energy maintains a solid hedge program which provides continued commodity price protection. In the third quarter of 2017, the company realized $27 million of cash settlements on its financial derivatives.

A summary of the company’s current open hedge positions including its most recent transactions is listed below:

	2017	2018	2019
Total Fixed Price Hedges
Oil volumes (MMBbls)(1)	2.5	8.9	—
Average floor price ($/Bbl)	$60.34	$60.00	$—

Natural Gas volumes (TBtu)	8.7	25.6	7.3
Average floor price ($/MMBtu)	$3.28	$3.04	$2.97

Note: Positions are as of October 1, 2017 (Contract months: October 2017 - Forward).

(1) 2017 positions include WTI three way collars of 2.2 MMBbls and 2018 positions include WTI three way collars of 8.9 MMBbls.

At September 30, 2017, the mark-to-market value of the company’s hedge contracts was approximately $64 million.

2017 Outlook

EP Energy expects to maintain its previous full year oil production, capital expenditures, cash operating costs guidance ranges and reduce the number of expected well completions in its Wolfcamp program.  The table below summarizes the company’s current operational and financial guidance for 2017.

Current Guidance

Oil production (MBbls/d)	46 – 48
Total production (MBoe/d)	80 – 85

Oil & Gas capital ($ million)(1)
Wolfcamp	$250 – $300
Eagle Ford	~$200
Altamont	~$100
Total capital program ($ million)	$550 – $600

Gross well completions
Wolfcamp(2)	60 – 80
Eagle Ford	~50
Altamont(3)	~30
Total	140 – 160

GAAP general and administration expense ($/Boe)	$3.35 – $3.50

Lease operating expense ($/Boe)	$5.50 – $5.85
Adjusted general and administration expense ($/Boe)	$2.90 – $3.00
Transportation and commodity purchases ($/Boe)	$3.85 – $4.25
Taxes, other than income ($/Boe)(4)	$2.10 – $2.25
DD&A ($/Boe)	$16 – $17

(1) Includes 20 - 25 percent non-drill capital

(2) Includes completions which are within the drilling joint venture with 40 percent of total well costs to EP Energy

(3) Includes completions which are within the drilling joint ventures in the Altamont program

(4) Severance taxes estimates are based off of current strip prices

Detailed financial and operational information for the company will be posted at www.epenergy.com in the Investor Center section.

Webcast Information

EP Energy has scheduled a webcast at 11:00 a.m. Eastern Time, 10:00 a.m. Central Time, on November 2, 2017, to discuss its third quarter financial and operational results and the senior leadership changes.  The webcast may be accessed online through the company’s website at epenergy.com in the Investor Center.  Materials to be discussed during the webcast will be available in the Investor Center one hour prior to the webcast.  A limited number of telephone lines will be available to participants by dialing 888-317-6003 (conference ID# 8120184) 10 minutes prior to the start of the webcast.  A replay of the webcast will be available through December 2, 2017 on the company’s website in the Investor Center or by dialing 877-344-7529 (conference ID# 10112544).

About EP Energy

The EP Energy team has a passion for finding and producing the oil and natural gas that enriches people’s lives.  EP Energy has a proven strategy, a significant reserve base, multi-year drilling opportunities, and a strategic presence in a number of the country’s leading unconventional resource areas in North America. EP Energy is active in key phases of the E&P value chain—acquiring, developing and producing oil and natural gas. For more information about EP Energy, visit epenergy.com.

Disclosure of Non-GAAP Financial Measures

The Securities and Exchange Commission’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP.

Non-GAAP Terms

Adjusted EPS is defined as diluted earnings per share adjusted for certain items that EP Energy considers to be significant to understanding our underlying performance for a given period.  Adjusted EPS is useful in analyzing the company’s ongoing earnings potential and understanding certain significant items impacting the comparability of EP Energy’s results.  Adjusted EPS is calculated as net income (loss) per common share adjusted for the impact of financial derivatives (mark-to-market effects of financial derivatives, net of cash settlements and cash premiums related to these derivatives), gains and losses on extinguishment of debt, impairment charges, and other costs that affect comparability, including transition and severance costs and changes in the valuation allowance on deferred tax assets.

Below is a reconciliation of consolidated diluted net loss per share to Adjusted EPS:

	Quarter ended September 30, 2017
	Pre Tax	After Tax	Diluted EPS(1)
	($ in millions, except earnings per share amounts)
Net loss		$(72)	$(0.29)

Adjustments(2)
Impact of financial derivatives(3)	$50	$32	$0.13
Gain on extinguishment of debt	(24)	(15)	(0.06)
Impairment charges	1	—	—
Valuation allowance on deferred tax assets		24	0.10
Total adjustments	$27	$41	$0.17

Adjusted EPS			$(0.12)

Diluted weighted average shares			246

(1)         Diluted per share amounts are based on actual amounts rather than the rounded totals presented.

(2)         All individual adjustments for all periods presented assume a statutory federal and blended state tax rate, as well as any other income tax effects specifically attributable to that item.

(3)         Represents mark-to-market impact net of cash settlements and cash premiums related to financial derivatives. There were no cash premiums received or paid for the period presented.

EBITDAX is defined as net income (loss) plus interest and debt expense, income taxes, depreciation, depletion and amortization and exploration expense. Adjusted EBITDAX is defined as EBITDAX, adjusted as applicable in the relevant period for the net change in the fair value of derivatives (mark-to-

market effects of financial derivatives, net of cash settlements and cash premiums related to these derivatives), the non-cash portion of compensation expense (which represents non-cash compensation expense under our long-term incentive programs adjusted for cash payments made under these plans), gains and losses on extinguishment of debt, gains and/or losses on sale of assets and impairment charges.  Adjusted EBITDAX Per Unit is calculated using Adjusted EBITDAX divided by equivalent volumes.

Below is a reconciliation of our consolidated net loss to EBITDAX and Adjusted EBITDAX:

	Quarter ended September 30,
	2017	2016
	($ in millions, except equivalent volumes and per unit)
Net loss	$(72)	$(43)
Income tax (benefit) expense	(2)	1
Interest expense, net of capitalized interest	80	74
Depreciation, depletion and amortization	118	132
Exploration expense	3	1
EBITDAX	127	165
Mark-to-market on financial derivatives(1)	23	(43)
Cash settlements and cash premiums on financial derivatives(2)	27	145
Non-cash portion of compensation expense(3)	5	5
Loss on sale of assets	—	4
Gain on extinguishment of debt	(24)	(26)
Impairment charges	1	—
Adjusted EBITDAX	$159	$250

Total equivalent volumes (MBoe)	7,456	7,326

Adjusted EBITDAX Per Unit (MBoe)(4)	$21.40	$34.18

(1)         Represents the income statement impact of financial derivatives.

(2)         Represents actual cash settlements related to financial derivatives. There were no cash premiums received or paid for the periods presented.

(3)         Non-cash portion of compensation expense represents compensation expense (net of forfeitures) under long-term incentive programs adjusted for cash payments made under these plans.

(4)         Adjusted EBITDAX Per Unit is based on actual total amounts rather than the rounded totals presented.

Adjusted cash operating costs is a non-GAAP measure that is defined as total operating expenses, excluding depreciation, depletion and amortization expense, exploration expense, impairment charges, gains and/or losses on sale of assets, the non-cash portion of compensation expense (which represents compensation expense under our long-term incentive programs adjusted for cash payments made under these plans).  We use this measure to describe the costs required to directly or indirectly operate our existing assets and produce and sell our oil and natural gas, including the costs associated with the delivery and purchases and sales of produced commodities. Accordingly, we exclude depreciation, depletion, and amortization and impairment charges as such costs are non-cash in nature. We exclude exploration expense from our measure as it is substantially non-cash in nature and is not related to the costs to operate our existing assets. Similarly, gains and losses on the sale of assets are excluded as they are unrelated to the operation of our assets.  We exclude the non-cash portion of compensation expense, as we believe such adjustment allows investors to evaluate our costs against others in our industry and this item can vary across companies due to different ownership structures, compensation objectives or the occurrence of transactions.

Below is a reconciliation of our GAAP operating expenses to non-GAAP adjusted cash operating costs:

	Quarter ended September 30,
	2017		2016
	Total	Per-Unit(1)	Total	Per-Unit(1)
	($ in millions, except per unit costs)
Oil and natural gas purchases	$—	$—	$2	$0.25
Transportation costs	29	3.91	27	3.71
Lease operating expense	42	5.66	37	5.13
General and administrative	25	3.28	31	4.21
Depreciation, depletion and amortization	118	15.92	132	17.97
Loss on sale of assets	—	—	4	0.53
Impairment charges	1	0.09	—	—
Exploration and other expense	6	0.83	1	0.21
Taxes, other than income taxes	16	2.10	15	1.94
Total operating expenses	$237	$31.79	$249	$33.95
Adjustments:
Depreciation, depletion and amortization	$(118)	$(15.92)	$(132)	$(17.97)
Impairment charges	(1)	(0.09)	—	—
Exploration expense	(3)	(0.40)	(1)	(0.21)
Loss on sale of assets	—	—	(4)	(0.53)
Non-cash portion of compensation expense(2)	(5)	(0.65)	(5)	(0.74)
Adjusted cash operating costs and per-unit adjusted cash costs	$110	$14.73	$107	$14.50

Total consolidated equivalent volumes (MBoe)		7,456		7,326

(1)                                 Per unit costs are based on actual total amounts rather than the rounded totals presented.

(2)                                 Amounts are excluded in the calculation of adjusted general and administrative expense.

Adjusted general and administrative expenses are defined as general and administrative expenses excluding the non-cash portion of compensation expense which represents compensation expense under our long-term incentive programs adjusted for cash payments under these plans.

Below is a reconciliation of our GAAP general and administrative expense to non-GAAP adjusted general and administrative expense:

	Current Guidance
	Low	High
	($/Boe)
GAAP general and administrative expense	$3.35	$3.50
Less non-cash compensation expense	0.45	0.50
Adjusted general and administrative expense	$2.90	$3.00

EBITDAX, Adjusted EBITDAX and Adjusted EBITDAX Per Unit are used by management and we believe provide investors with additional information (i) to evaluate our ability to service debt adjusting for items required or permitted in calculating covenant compliance under our debt agreements, (ii) to provide an important supplemental indicator of the operational performance of our business without regard to financing methods and capital structure, (iii) for evaluating our performance relative to our peers, (iv) to measure our liquidity (before cash capital requirements and working capital needs) and (v) to provide supplemental information about certain material non-cash and/or other items that may not continue at the same level in the future. Adjusted EPS is used by management and we believe is a valuable measure of operating performance. Adjusted Cash Operating Costs per unit is used by management as a performance measure, and we believe provides investors valuable information related to our operating performance and our operating efficiency relative to other industry participants and comparatively over time across our historical results. Adjusted general and administrative expense is used by management and investors as additional information. In addition, the company believes that these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry.

Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted EBITDAX Per Unit, Adjusted Cash Operating Costs, and Adjusted general and administrative expense have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Adjusted EPS should not be used as an alternative to earnings (loss) per share or other measure of financial performance presented in accordance with GAAP. EBITDAX, Adjusted EBITDAX, Adjusted EBITDAX Per Unit should not be used as an alternative to net income (loss), operating income (loss), operating cash flows or other measures of financial performance or liquidity presented in accordance with GAAP. Adjusted Cash Operating Costs should not be used as an alternative to operating expenses, operating cash flows or other measures of financial performance or liquidity presented in accordance with GAAP. Adjusted general and administrative expense should not be used as an alternative to GAAP general and administrative expense.  Our presentation of Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted EBITDAX Per Unit, Adjusted Cash Operating Costs, and Adjusted general and administrative expense may not be comparable to similarly titled measures used by other companies in our industry. Furthermore, our presentation of Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted EBITDAX Per Unit, Adjusted Cash Operating Costs, and Adjusted general and administrative expense should not be construed as an inference that our future results will be unaffected by the items noted above or what we believe to be other unusual items, or that in the future we may not incur expenses that are the same as or similar to some of the adjustments in this presentation.

Cautionary Statement Regarding Forward-Looking Statements

This release includes certain forward-looking statements and projections of EP Energy. We have made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed, including, without limitation, the volatility of and sustained low oil, natural gas and NGL prices; the supply and demand for oil, natural gas and NGLs;  the company’s ability to meet production volume targets; changes in commodity prices and basis differentials for oil and natural gas; the uncertainty of estimating proved reserves and unproved resources; the future level of service and capital costs; the availability and cost of financing to fund future exploration and production operations; the success of drilling programs with regard to proved undeveloped reserves and unproved resources; the company’s ability to comply with the covenants in various financing documents; the company’s ability to obtain necessary governmental approvals for proposed E&P projects and to successfully construct and operate such projects; actions by the credit rating agencies; credit and performance risk of our lenders, trading counterparties, customers, vendors, suppliers and third party operators; general economic and weather conditions in geographic regions or markets served by the company, or where operations of the company are located, including the risk of a global recession and negative impact on oil and natural gas demand; the uncertainties associated with governmental regulation, including any potential changes in federal and state tax laws and regulations; competition; and other factors described in the company’s Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. EP Energy assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by EP Energy, whether as a result of new information, future events, or otherwise.

Contact

Investor and Media Relations

Bill Baerg

713-997-2906

bill.baerg@epenergy.com